EXHIBIT 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

October 30, 2010

Teamsters Ratification of Labor Contract Accomplishes

a Key YRC Worldwide Objective

•	Extends Labor Contract through March 31, 2015

•	Changes Designed to Drive Cost Reductions and Service Enhancements

OVERLAND PARK, Kan. – YRC Worldwide Inc. (NASDAQ: YRCW) announced today an important step in the company’s comprehensive recovery plan, with a majority of its employees represented by the International Brotherhood of Teamsters voting “yes” to ratify a modified labor agreement. The new labor contract extends the previous agreement slated to expire in 2013, until March 31, 2015. Importantly, the new labor contract addresses the company’s competitiveness, re-entry into multi-employer pension funds and progress toward long-term growth.

“This new labor contract positions our company for improved performance by providing a long-term market competitive cost structure as well as enhanced efficiency to meet the demands of today’s transportation and supply chain customers,” said Mike Smid, President of YRC Inc. and Chief Operations Officer of YRC Worldwide. “Given the progress we have made over the last two quarters, this new labor agreement provides a strong foundation for long-term growth.”

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “designed,” “positions” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) whether multi-employer pension funds to which we contribute approve our re-entry into the funds and the terms and conditions of any re-entry, our ability to generate sufficient cash flows and liquidity to fund operations, which raises substantial doubt about our ability to continue as a going concern, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation) the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the SEC.

The company’s expectations regarding the benefits from the new labor contract are only its expectations regarding this matter. The wage, benefit and work rule concessions in the new labor contract may cease if a committee representing the Teamsters (“TNFINC”) exercises its rights in the new labor contract described below.

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TNFINC was given the right to approve certain changes of control applicable to the company. If TNFINC approval is not received, TNFINC may declare the wage, benefit and work rule concessions null and void on a prospective basis.

•	In the event of a bankruptcy of the company, TNFINC may declare the wage, benefit and work rule concessions null and void.

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The company expects to begin discussions to restructure the debt under its credit agreement, which may include additional capital investment (debt and/or equity) by third parties in a recapitalization. The new labor contract provides the following:

•	TNFINC would have the right to approve the various transactions comprising the restructuring/recapitalization.

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If TNFINC’s approval is not obtained, TNFINC may declare the wage, benefit and work rule concessions null and void on a prospective basis, and the company would owe its Teamster employees an amount equal to the concessions that in fact benefited the company prior to the termination.

•	TNFINC would have significant rights to participate in the restructuring/recapitalization discussions.

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In deciding whether to give its approval to a restructuring/recapitalization, TNFINC could demand on behalf of Teamster represented employees of the company’s subsidiaries additional compensation if negotiated performance triggers are met, equity participation, specified terms in the restructuring, specified indebtedness levels resulting from the transactions, governance rights and financial viability criteria.

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The company is required to enter into definitive agreements to effect the restructuring/recapitalization by December 31, 2010 and close those transactions by March 31, 2011, or in each case, such later date as TNFINC would agree and, in each case, on terms and conditions that TNFINC approves.

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About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is a leading provider of transportation and global logistics services. It is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, Reddaway, Holland and New Penn, and provides China-based services through its Jiayu and JHJ joint ventures. YRC Worldwide has the largest, most comprehensive network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Investor Contact:	Paul Liljegren
913-696-6108
paul.liljegren@yrcw.com

Media Contact:	Suzanne Dawson
Linden, Alschuler & Kaplan
212-329-1420
sdawson@lakpr.com

Web site: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide